SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 16, 2001

CLEVELAND-CLIFFS INC

(Exact name of registrant as specified in its charter)

OHIO	1-8944	34-1464672

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Superior Avenue, Cleveland, Ohio		44114

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (216-694-5700)

(Former name or former address, if changed since last report)

FORM 8-K
ITEM 9. Regulation FD Disclosure
SIGNATURE

ITEM 9. Regulation FD Disclosure.

(a)	Cleveland-Cliffs Inc published a News Release on April 16, 2001 as follows:

Gunning Joins Cleveland-Cliffs as Vice Chairman

      CLEVELAND, OH —April 16, 2001 —Cleveland-Cliffs Inc (NYSE:CLF) today announced that David H. Gunning has joined the Company as Vice Chairman. He will be responsible for business development and the execution of corporate strategy.

      John S. Brinzo, Cliffs’ chairman and chief executive officer said, “We are indeed fortunate to have an executive of Dave Gunning’s caliber join our Company. The North American iron and steel business is in the throes of an industry-wide reorganization that will both threaten the future of all industry participants and create unprecedented opportunities to enhance Cliffs’ domestic iron ore business. We are very focused on these issues and we will benefit by having an executive with a proven track record lead our strategic efforts to reposition Cliffs in the iron ore business.” Mr. Gunning will report to John S. Brinzo, chairman and chief executive officer.

      Most recently, Mr. Gunning has been a consultant and private investor. Previously he was President and Chief Executive Officer of Capitol American Financial Corporation, which was sold to Conseco, Inc. in 1997. For more than 25 years before that he was with the law firm of Jones, Day, Reavis & Pogue, where he was the partner in charge of the firm’s world-wide corporate practice.

      A native of Cleveland, Ohio, Mr. Gunning earned a Bachelor of Arts degree from Cornell University and received his law degree from Harvard University.

      He is a director of Lincoln Electric Holdings, Development Alternatives, Inc., and Southwest Gas Corporation. He is a trustee of The Cleveland Orchestra, Chicago Theological Seminary, the Playhouse Square Foundation, and the College of Wooster.

      Cleveland-Cliffs is the largest supplier of iron ore products to the North American steel industry and is developing a significant ferrous metallics business. Subsidiaries of the Company manage and hold equity interests in iron ore mines in Michigan, Minnesota and Eastern Canada. Cliffs has a major iron ore reserve position in the United States and is a substantial iron ore merchant. References in this news release to “Cliffs” and “Company” include subsidiaries and affiliates as appropriate in the context.

(b)	Cleveland-Cliffs Inc published a News Release on April 18, 2001 as follows:

CLEVELAND-CLIFFS ANNOUNCES SENIOR MANAGEMENT CHANGES

      CLEVELAND, OH -— April 18, 2001 -— Cleveland-Cliffs Inc (NYSE:CLF) has announced a number of senior management changes that were effective April 1:

•	Edward C. Dowling, senior vice president-operations, assumes responsibility for all North American iron ore operations, Cliffs and Associates Limited operations in Trinidad and ForCE 21, which is Cliffs’ operations excellence program.

•	James A. Trethewey has been named senior vice president-business development. He is responsible for business development strategy and information technology. He was formerly senior vice president, operations services.

•	Randy L. Kummer, vice president-human resources, assumes responsibility for all human resource functions including labor relations, following the retirement of Richard F. Novak, vice president-labor relations, who retired after 31 years of service with Cleveland-Cliffs.

•	John E. Lenhard has been named secretary and corporate counsel. He assumes responsibility for all legal activities including management of outside legal services. He was formerly secretary and associate general counsel.

      Dowling and Kummer report to Thomas J. O’Neil, president and chief operating officer. Trethewey reports to David H. Gunning, vice chairman, and Lenhard reports to John S. Brinzo, chairman and chief executive officer.

      Dowling, 45, joined Cleveland-Cliffs in 1998 as senior vice president-operations. Before joining Cliffs, he was senior vice president and director of process management and engineering at Cyprus Amax Minerals Company. Prior to joining Cyprus, he was general superintendent of the Chino Division in New Mexico of Phelps Dodge Corporation. Dowling holds a bachelor of science, masters of science and doctorate degrees in mineral processing from Penn State.

      Trethewey, 56, joined Cleveland-Cliffs in 1972 as a financial analyst in Ishpeming, Michigan. He has had a number of progressively more responsible financial control positions, including mine controller of the Sherman Mine in Canada, supervisor-financial analysis, and group controller-North American iron ore operations. He was elected corporate controller in 1986 and a vice president in 1988. He assumed operational responsibilities in 1994, was senior vice president-operations services in 1999. Prior to Cleveland-Cliffs, Trethewey was a general auditor at Copper Range’s White Pine Copper Company. He has a Bachelor of Science degree from Michigan

Technological University and a masters degree in business administration from Baldwin Wallace College.

      Kummer, 44, joined Cleveland-Cliffs as vice president human resources in 2000. Prior to Cliffs, he was with Kennecott Energy Company, where he was vice president-human resources, government and public affairs. He joined Kennecott in 1980, progressed through a variety of labor relations and human resource roles, and later held management positions with Baker Hughes, ASARCO and FMC Corporation, before returning to Kennecott in 1991. Kummer graduated from Utah State University with a bachelor’s degree in business administration, and the University of Utah with a masters degree in human and organizational development.

      Lenhard, 61, joined Cleveland-Cliffs in 1968 as an attorney in the legal department. He held increasingly responsible positions and was named secretary and assistant general counsel in 1993 and secretary and associate general counsel in 1997. Lenhard has a doctorate of law degree from the University of Cincinnati and a bachelor of arts degree from Xavier University in Cincinnati.

      Cleveland-Cliffs is the largest supplier of iron ore products to the North American steel industry and is developing a significant ferrous metallics business. Subsidiaries of the Company manage and hold equity interests in iron ore mines in Michigan, Minnesota and Eastern Canada. Cliffs has a major iron ore reserve position in the United States and is a substantial iron ore merchant. References in this news release to “Cliffs” and the “Company” include subsidiaries and affiliates as appropriate to the context.

SIGNATURE

      Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CLEVELAND-CLIFFS INC

By: /s/ C. B. Bezik

Name: C. B. Bezik Title: Senior Vice President — Finance

Dated:   April 24, 2001

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